                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

          THIS AGREEMENT, made and entered into this lst day of January, 1995, by and between KEYSTONE REHABILITATION SYSTEMS, INC., d/b/a KEYSTONE REHABILITATION SYSTEMS, a Pennsylvania corporation, with its principal executive offices located at The Atrium, 665 Philadelphia Street, P. O. Box 1289, Indiana, Pennsylvania, 15701 (hereinafter referred to as "KRS");

                                      AND

RALPH SWEITHELM, of 170 Mill Run Road, Indiana, Pennsylvania, 15701 (hereinafter referred to as "PT").



                               PART I - RECITALS
                               -----------------

1.01 WHEREAS, all employees providing services on behalf of Keystone Rehabilitation Systems, Inc. or subsidiary companies are employed by KRS; and

1.02 WHEREAS, KRS or other subsidiary corporations of Keystone Rehabilitation Systems, Inc. are the owners and/or operators of outpatient facilities in several states which provide outpatient physical therapy and rehabilitation services to patients on site, as well as physical therapy and rehabilitation services by contract to other institutions and agencies which provide physical therapy and rehabilitation services; and

1.03 WHEREAS, PT has the managerial and clinical capabilities to manage and provide direct services to facilities providing physical therapy and rehabilitation services; and

1.04 WHEREAS, the cooperation of KRS and PT will permit comprehensive, economical and lawful services to be rendered to patients seeking such services at KRS, as well as patients of other institutions and agencies currently under contract with KRS or other Keystone Rehabilitation Systems, Inc.'s subsidiary corporations in Indiana Borough and/or White Township, Pennsylvania, and other mutually agreeable areas; and

1.05 WHEREAS, KRS therefore desires to provide through employment the necessary rehabilitation management and clinical services for its patients, as well as the institutions and/or agencies under contract with KRS or other subsidiary corporations of Keystone Rehabilitation Systems, Inc., from PT in Indiana Borough and/or White Township, Pennsylvania; and

1.06 WHEREAS, PT, therefore desires to be employed by KRS for the purposes of providing comprehensive physical therapy and rehabilitation management to patients and institutions seeking such services at KRS and/or other institutions and/or agencies where KRS or other Keystone Rehabilitation Systems' subsidiary corporations provide physical therapy and other rehabilitation services by contract.

1.07 WHEREAS, immediately prior to this Employment Agreement, PT owned a twenty-five (25%) percent interest in a general partnership that owned KRS of Indiana; and

1.08 WHEREAS, this Employment Agreement has been designed as a replacement for the General Partnership Agreement; and

1.09 WHEREAS, the purpose behind the transition of the General Partnership Agreement into an Employment Agreement was and is to maximize third party reimbursement and streamline accounting; and

1.10 WHEREAS, the intent of both parties is to make this Employment Agreement address issues raised in the General Partnership Agreement in order that neither party loses any rights or privileges enjoyed in the General Partnership Agreement that immediately preceded this Employment Agreement; and

1.11 WHEREAS, the previously mentioned General Partnership Agreement was developed for the purposes of PT establishing a general partnership with Thomas W. Zaucha, the sole stockholder of KRS, and now agree that if Thomas W. Zaucha does not own controlling interest in KRS at any time in the future,, this Employment Agreement will address the options of the PT in the event he/she wishes not to be a partner of the new stockholder of KRS, or wishes to change his/her employment with the new stockholder; and

1.12      WHEREAS, the options of PT mentioned in 1.11 above are addressed in
          5.04 of this Employment Agreement.

          THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties agree as follows:

                       PART II - SERVICES PROVIDED BY PT
                       ---------------------------------

2.01 KRS shall employ PT as Facility Director at the Keystone Rehabilitation SystemS of Indiana facility located at 119 Professional Center, 1265 Wayne Avenue, Suite 312, Indiana, Pennsylvania, 15701 (herein referred to as "Facility") or wherever in Indiana Borough and/or White Township that Facility may be relocated during the term of this Agreement, and PT accepts and agrees to remain in the employ of KRS in the aforesaid capacity upon the terms, conditions and provisions herein stated from the date of execution hereby, and during such periods of renewal as KRS and PT may agree upon in writing.

2.02 During the term of employment, PT agrees to devote his/her primary employment efforts, attention and skill to act as Facility Director and perform the executive, administrative, supervisory and clinical functions of a Facility Director outlined below and further agrees to notify, in writing, the President of KRS of other employment or contractual arrangements in the field of physical therapy and/or rehabilitation outside of KRS.

2.03 PT agrees to make a reasonable effort to provide the time and services required to meet the needs of KRS to render physical therapy and rehabilitation services to patients of KRS and/or other institutions/agencies currently under contract with KRS as the Keystone Rehabilitation Systems of Indiana Facility Director. These duties shall include high quality services meeting the standards established by the American Physical Therapy Association, the Pennsylvania Licensure Acts, the Pennsylvania Department of Health, Medicare and third-party reimbursing agencies.

2.04 PT agrees to perform the following duties in his/her capacity as Facility Director of Keystone Rehabilitation Systems of Indiana: PT will have overall supervisory responsibility and accountability for the Facility on a day-to-day basis. He/She will administer and direct in accordance with the Facility and corporate policy, and will be responsible for Facility policy, planning, directing, personnel hiring and management, purchasing, consulting and patient care, including the following:

               (a)  The supervision of the Facility.
               (b) Maintaining timely records of purchases, as well as being responsible for purchase order tracking, as required, and logging of expenses as they pertain to the Facility chart of accounts.
               (c) Obtaining reasonable prices for items purchased for the Facility.
               (d) Monitoring the purchase of all needed Facility items and maintaining adequate inventory where needed.
               (e) Assisting in the hiring and management of qualified staff for the Facility to perform needed rehabilitation services at an optimal level.

                        (1) Informing the Regional Vice President of the need
                            for the hiring of new staff at the Facility.
                        (2) Assisting in interviewing and the selection of
                            candidates best suited to fill job openings at the Facility.
                        (3) Administering and overseeing proper orientation of
                            new employees in order to maintain smooth and efficient Facility operation.

                        (4) Monitoring Facility professional staff to assure
                            skill levels are maintained and that all continuing education credit requirements are met.
                        (5) Reviewing all Facility employees on a regular basis
                            as outlined in the KRS employee manual and providing performance appraisals as required by KRS.
               (f)  Supervising Facility personnel on a day-to-day basis.
                        (1) Delegating and assigning responsibilities to staff,
                            as needed.
               (g) Participating as a member of standing committees as required in the Facility, including: Patient Care, Safety, Infection Control, Utilization Review, Pharmacy.
               (h)  Participating in Facility's in-service programs.
                        (1) Presenting programs and acting as a resource person
                            for the in-service coordinator or like person.
               (i) Representing the Facility in meetings or assigning appropriate representatives, as deemed necessary.
               (j) Supervising and/or participating in the screening and/or evaluating of all Facility incoming admissions and assisting in the formulation of a specific regiment of therapy including goals and objectives.
               (k) Supervising the collection of all pertinent statistical information in the Facility. Providing treatment projections for the Facility and KRS.
               (l) Acting as primary consultant to the Facility Utilization Review Committee with respect to all patients.
               (m)  Acting as Facility clinical supervisor of physical therapy students from local schools on clinical affiliations.
               (n)  Assisting in the development of Facility studies which will conceivably provide for better and more efficient patient care in the future.
               (o) Assisting in arranging for homebound instruction and discharge planning with regard to all Facility patients.
               (p) Maintaining a caseload of Facility patients and administering routine daily planning with regard to patients.
               (q)  Maintaining effective public relations for the Facility.
                        (1) Being available for community events and
                            presentations that will increase
                            awareness of the Facility as deemed necessary by the KRS Facility administrator and Regional Vice President.

2.05 PT agrees to provide quality physical therapy and rehabilitation services to patients seeking such services at the Facility on behalf of KRS regardless of race, creed, color or national origin.

2.06 PT agrees to work within the KRS organizational framework including all policies and procedures of KRS as well as the institutions/agencies where PT may be responsible for providing services on behalf of KRS.

2.07 PT agrees to provide the necessary public relations, marketing and personal physician contact necessary and required for the development and expansion of the Facility's rehabilitation services in Indiana Borough and/or White Township, Pennsylvania.

2.08 PT agrees to provide KRS with descriptive statistical reports of services rendered at the Facility, analysis for demands of services in the Indiana Borough and/or White Township area and assistance in developing quality, as well as quantity physical therapy and rehabilitation services.

2.09 PT agrees to an annual physical examination conducted by a licensed physician selected by PT at KRS' expense or KRS' physician.

2.10 PT agrees not to directly bill the patient, patient's family or other health insurance programs or the institutions/agencies currently under contract by KRS or placed under contract by KRS during the terms of this Agreement for physical therapy and rehabilitation services during the term of this contract.

2.11 PT agrees to work cooperatively with KRS' Regional and Corporate Management Staff as it currently stands or as future re-organization may require in matters associated with overall management and development of his/her Facility. Furthermore, KRS shall work cooperatively with PT in providing him/her with the same Corporate/Regional services as received by other facilities. Such Corporate/Regional services include, but are not limited to, policies and procedures associated with day-to-day management and mechanisms for implementation, programs in marketing and public relations, direction and assistance in development of new contracts, physician partnerships, wholly owned outpatient centers and/or other mutually agreeable for-profit businesses, all aspects of human relation services as well as programs necessary for finance including accounting services, computer services, management and financial information services, billings and accounts receivables, accounts payable, and all aspects of business associated with taxes.

                      PART III - SERVICES PROVIDED BY KRS
                      -----------------------------------

3.01 KRS shall work cooperatively with PT in providing quality and quantity physical therapy and rehabilitation services as previously stated in this contract. KRS shall supply management services and accounting to the Facility on the same basis as in the calendar year of 1994 or as otherwise mutually agreed upon subject to its requirement to permit PT equal rights with it in the management and conduct of Facility activities.

3.02 For physical therapy and rehabilitation services provided at the Facility, KRS shall be responsible for maximizing and collecting all fees associated with services including contractual arrangements with various governmental and private institutions/agencies and shall permit PT access to all records of KRS that relate to the Facility.

3.03 KRS shall provide equipment, supplies and facilities necessary for PT to render services to patients and/or institutions under contract with KRS and to maintain the Facility's certification as a medicare rehabilitation agency.

3.04 KRS shall maintain records that segregate the equipment and account receivables associated with the operation of the Facility from other equipment and account receivables of KRS. No equipment or account receivables so identified shall be transferred or sold without the prior written consent of PT. PT shall be supplied by KRS with a statement of the equipment and account receivables of the Facility on at least an annual basis and more frequently if requested by PT.

3.05 Without the written consent of PT and regarding the equipment and accounts receivable of the Facility (as mentioned above), KRS shall not:
               (a)  Do any act in contravention of this Agreement;
               (b) Do any act that would make it impossible to carry on the business of the Facility;
               (c) Possess Facility property or assign Facility property for other than a Facility purpose;
               (d) Make, execute, or deliver any assignments for the benefit of creditors, or on the assignee's promise to pay the debts of the Facility, or any bond, guaranty, indemnity bond, or surety bond;
               (e) Assign, transfer, pledge, compromise, or release any claim of the Facility except for full payment, or arbitrate, or consent to the arbitration of, any of it disputes or controversies;
               (f)  Sell all or any part of any Facility property without first having obtained the written consent of all parties; or
               (g) Do any of the following without the consent of all the parties:
                        (1) Make, execute, or deliver for the Facility any
                            bond, mortgage, deed of trust, guarantee, indemnity bond, surety bond, or accommodation paper or accommodation endorsement;
                        (2) Amend or otherwise change this Agreement so as to
                            modify the rights or obligations of the parties as set forth in this Agreement; or
                        (3) Create any personal liability for any party other
                            than that personal liability to which any party may have agreed to in writing.

                            PART IV - COMPENSATION
                            ----------------------

4.01 The annual base salary of PT shall be at the rate of EIGHTY-TWO THOUSAND FOUR HUNDRED AND N0/100 ($82,400.00) Dollars per year, payable in equal bi-weekly installments. The annual base salary shall be increased each lst day of January, at a minimum, by the most recently published consumer price index.

4.02 PT shall be a participant in all benefits offered by KRS that are usual and customary for Facility Directors; at no time shall these benefits be less than those in effect as of the lst day of January, 1995, unless otherwise mandated by law, and KRS shall provide and pay for the expense of company malpractice insurance issued to cover all employees with respect to any liability arising from employment. Such insurance shall be in the amount of $5,000,000.00 per case and/or $5,000,000.00 in the aggregate. KRS shall maintain the same throughout this Agreement.

4.03 In addition to the annual base salary of PT and in consideration of the sum of TWO HUNDRED SEVEN THOUSAND EIGHT HUNDRED TWENTY-FIVE AND NO/100 ($207,825.00) DOLLARS paid by PT to KRS, receipt of which is hereby acknowledged by KRS, KRS hereby agrees to pay PT a monthly commission equal to twenty-five (25%) percent of Pre-Commission Net Income of the Keystone Rehabilitation Systems of Indiana Facility, Cost Center No. 130.

               Pre-Commission Net Income is defined for this purpose as it has been used and defined by KRS's past practice in treating each of it's facilities as "cost centers".

               It is further agreed that the Corporate and Regional Overhead in the "cost center" statement shall be defined as the product of the Net Revenues, as presented on the monthly Facility Profit and Loss Statement, multiplied by 8.6%. The services and expenses provided to the Facility by KRS are listed on Exhibit "A".

4.04 Other than losses in the monthly Profit and Loss Statements at the Facility which will be carried forward to be offset against profits, but otherwise not payable by PT, in no event shall PT be responsible for any obligations or liability of KRS with respect to any liabilities and losses in connection with the business of the Facility or any other business of KRS whether under this Agreement, under prior Agreements, or otherwise.

4.05 Payment of commissions to the PT for each calendar month during the year shall be made within ninety (90) days of the last day of such calendar month. Monthly reports of Facility operations shall be provided to PT within a reasonable time following the end of such calendar month, and payment of commission shall be based upon such reports. However, in order for both parties to make a reasonable transition for payment of commissions to the PT from forty-five (45) days to ninety (90) days, the following schedule shall be adopted:

          January Commission      45 days                    Paid in first pay
                                                             period in March

          February Commission     60 days                    Paid in last pay
                                                             period of April

          March Commission        75 days                    Paid in first pay
                                                             period in June

          April Commission        90 days                    Paid in last pay
                                                             period in July

          All additional months shall be paid in the last pay period of the month, but within ninety (90) days of the month of services rendered.

                      PART V - NONCOMPETITION AND SECRECY
                      -----------------------------------

5.01 In the event that PT voluntarily terminates this Agreement by default or withdrawal, as provided below, PT agrees to be bound by the non-competition provisions of this Agreement defined below and KRS shall be entitled to conduct the same business within Indiana Borough and/or White Township, Pennsylvania free of competition from PT for a period of 12 months from the effective date of termination. In the event that KRS voluntarily terminates this Agreement by default or withdrawal, as provided below, KRS agrees to be bound by the non-competition provision of this Agreement defined below and PT shall be entitled to conduct the same business within Indiana Borough and/or White Township, Pennsylvania free of Competition from KRS for a period of 12 months from the effective date of termination. KRS and PT agree not to open or purchase another physical therapy or rehabilitation facility within Indiana Borough and/or White Township, Pennsylvania unless mutually agreed upon, in writing.

               In the event the parties by mutual consent terminate this Agreement, neither Party shall be bound by the non-competition provisions defined below.

               "Non-competition" for the purposes and intent of this Agreement, is defined as not directly or indirectly becoming or serving as an officer, agent, consultant to, independent contractor with or employee of an individual, partnership, corporation or other business entity, or owner, partner or shareholder of any business entity, which conducts a business in direct competition with the party who, by virtue of the terms and conditions of this paragraph, is entitled to conduct business operations contemplated by this Agreement, within Indiana Borough and/or White Township, Pennsylvania.

5.02 At all times, both during and after the termination of his/her employment, PT shall keep and retain in confidence and shall not disclose to any persons, firm or corporation (except with the written consent of KRS first obtained) any of the proprietary, confidential or secret information or trade secrets of KRS.

5.03 PT agrees not to take employment or be a subcontractor at any agency currently under contract with KRS or other Keystone Rehabilitation Systems, Inc.'s subsidiary corporations or other agencies under contract with KRS that PT has direct responsibility to manage during the term of this Agreement and for twelve (12) months following termination, unless agreed to in writing by the President of KRS.

5.04 In the event that Thomas W. Zaucha does not own controlling interest in KRS, then, in that event, PT may either immediately or at a later date exercise one of the following:

               (a) With sixty (60) days written notice to the President of KRS, PT may withdraw from the. 25% Pre-Commission Net Income provisions of Section 4.03 of this Agreement, be reimbursed PT's payment under Section 4.03 of this Agreement by KRS or its successor within sixty (60) days, and not be bound by the non-compete provisions of this Agreement. Either party may then terminate employment under the provisions of this Agreement or negotiate a new agreement.
               (b) With sixty (60) days written notice to the President of KRS, PT may withdraw from the 25% Pre-Commission Net Income provisions of Section 4.03 of this Agreement, be reimbursed a minimum of two (2) times the most recent twelve (12) months of the PT's share of Pre-Commission Net Income by KRS or its successor within sixty (60) days, and not be bound by the non-compete provisions of this Agreement. Either party may then terminate employment under the provisions of this Agreement or negotiate a new agreement.

                           SECTION VI - TERMINATION
                           ------------------------

6.01 Any party may withdraw from this Agreement by giving the other party ninety (90) days written notice of such party's intention to withdraw (withdrawing party). The withdrawing party agrees to be bound by the non-competition provisions defined in 5.01. The non-withdrawing party has the option to continue the Facility by purchasing the withdrawing party's interest pursuant to 6.03. In any event, should the withdrawing party be PT, KRS is bound to reimburse PT his/her contribution under 4.03 or two (2) times the most recent twelve (12) months of the PT's share of Pre-Commission Net Income, whichever is greater, within sixty (60) days, and PT shall have the option to remain as a Facility Director of KRS at the compensation equal to the base salary established in this Agreement pursuant to 4.01 with routine six (6%) percent Pre-Commission Net Income and on the same basis as other employed facility directors.

6.02 This Agreement may be terminated by either party upon a material breach of the terms and conditions of this Agreement by the other party, provided written notice is delivered to the other party setting forth the nature of the material breach and the defaulting party has not cured the breach within thirty (30) days of said notice.

          The party that breaches the terms and conditions of this Employment Agreement (defaulting party) agrees to be bound by the non-competition provisions in 5.01. The non-defaulting party has the option to continue the business by purchasing the defaulting party's interest pursuant to 6.03. In any event, should the defaulting party be PT, KRS is bound to reimburse PT his/her contribution under 4.03, within sixty (60) days.

6.03 The purchase price of a party's interest as a result of a termination of this Agreement shall be as follows:
               (a) If the defaulting or withdrawing party is PT, then $207,825.00 and PT's share of unpaid Pre-Commission Net Income produced at the Facility; and
               (b) If the defaulting or withdrawing party is KRS, then $623,475.00 and KRS's share of unpaid Pre-Commission Net Income produced at the Facility.
               (c) In either (a) or (b) of the above, payment shall be made within sixty (60) days of the termination of this Agreement.

6.04 In the event of the death or total and permanent disability of PT, this Agreement is terminated and, in lieu of distributions as set forth in Section 6.03, KRS shall pay PT or his/her estate an amount equal to two (2) times PT's most recent twelve (12) months Pre-Commission Net Income, and PT's share of unpaid Pre-Commission Net

          Income and the amount of PT's payment under Section 4.03 of this Agreement. Such payment shall be made within sixty (60) days following the death of PT or the date PT is declared by a licensed physician to be totally and permanently disabled.

                       SECTION VII - GENERAL PROVISIONS
                       --------------------------------

7.01 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7.02 This Agreement is not assignable by either party hereto without the prior written consent of the other party. Subject to the foregoing, however, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives, including but not limited to any trustee of the estate, estate administrator, or any other party responsible for the affairs of the estate.

7.03 This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understanding and writings. This Agreement may be modified or amended only by a writing executed by all parties hereto. The waiver by any party of any breach or default hereunder by the other party shall not be construed as a waiver by such party of any subsequent breach or default.

7.04 Any notices required or permitted to be given under this Agreement shall be sufficient, if in writing, sent certified mail, return receipt requested, as follows:

          If to KRS:

          Thomas W. Zaucha
          KEYSTONE REHABILITATION SYSTEMS
          The Atrium
          665 Philadelphia Street
          P.O. Box 1289
          Indiana PA 15701


          If to Employee:

          RALPH SWEITHELM
          170 Mill Run Road
          Indiana PA 15701



    EXECUTED on this   26   day of   January  ,
                     ------        -----------
1995,  at   Indiana, PA   .
  --      ----------------


                                      KEYSTONE REHABILITATION SYSTEMS
                                      665 Philadelphia Street
                                      P.O. Box 1289
                                      Indiana PA 15701


/s/ Sheree Frederick
------------------------------        BY: /s/Thomas W. Zaucha
Witness                                  ----------------------
                                         Thomas W. Zaucha


                                      Employee:

                                      RALPH SWEITHELM
                                      170 Mill Run Road
                                      Indiana PA 15701

/s/ Theresa M. Sweithelm
------------------------------        /s/RALPH SWEITHELM
Witness                               -------------------------
                                      RALPH SWEITHELM

                                  EXHIBIT "A"
                                  -----------


1. Monitor charges affecting Physical Therapy services at the Local, State and National level.

2. The Facility Director is named as an additional insured on KRS policies of general liability, professional liability, and property insurance

3. KRS is responsible for assuring the Facilities certification as a rehabilitation agency and maintaining the same throughout the term of this Agreement.

4. KRS shall indemnify and save Facility Director harmless from and against actions of any third parties including without limitation any and all claims, suits, costs, loses, and expenses that may in any manner result from or arise out of KRS's performance of its duties under this Agreement together with all costs and attorneys fees that the Facility Director may incur as a result of the acts or omissions of KRS hereunder.

5. Assure that all KRS staff follow Personnel Policies that are supported by appropriate written documentation including job descriptions, qualifications, licensure, performance evaluation, and health examinations as required.

6. Assure all practices and procedures are supported by written policies and procedures covering the scope of services offered, patient care plans, clinical records, administrative records, use and maintenance of service related equipment and program evaluation.

7. Assure that all Medicare, CARF, ADA, OSHA and Labor and Industry requirements are followed on a timely basis.

8. Maintain all patient records for at least seven (7) years after termination of services.

9. Develop, review and update when necessary all fees for services of the Facility.

10. Prepare requests and appropriate documents for Facility regarding all capital equipment.

11. Establish and assure the Facility of a reasonable staffing pattern that permits economic but quality rehabilitation therapy services.

12. Establish and implement a mechanism to evaluate the business and clinical activities of the Facility.

13. Provide all internal bookkeeping, Profit and Loss Statements, Internal financial statements, and statistical reports.

14. Provide for all communications with financial institutions regarding any matters appropriate to the financing of equipment purchased for the Facility.

15. Maintain all hardware and software associated with computers including consulting and programming for systems enhancement and new applications.

16.  Provide data transmission lines between MIS Department and the Facility.

17. Provide for billing invoices and envelopes, payroll checks and envelopes, accounts payable checks and envelopes, purchase orders, financial operation guidelines, etc.

18. Provide for adequate documentation of depreciation and/or amortization for furnishing and equipment and leasehold improvements as well as computer equipment where applicable.

19. Assume all financial responsibility associated with the collection of fees for services provided.

20.  Provide for provisions for outside collection agencies when necessary.

21. Assure that appropriate mailing of accounts payable checks, payroll checks, and billing invoices and other mail in general on an as needed basis.

22. Establish and recommend future business opportunities of the Facility which may include but is not limited to the development of contracts with skilled nursing facilities, home health agencies, hospitals, school districts, etc.

23. Expansion of existing services to include industrial rehabilitation, orthotics services, sports medicine services, back testing services, etc., where applicable.

24.  Develop a marketing and public relations program.

     The following expenses will be charged directly to the cost centers and are not included in the 8.6% of Net Revenue charge:

1. External legal fees associated with actions arising directly as a result of services at the Facility except to the extent reimbursed or covered by insurance.

2. Expenses associated with marketing programs/public relations programs specifically for the Facility and approved by the Facility Director.

3. Salaries, fringe benefits, and reimbursable expenses of the KRS staff at the Facility.

4. Reasonable recruitment expenses for the Facility as necessary when approved by Facility Director.

5. Other reasonable expenses associated with the day-to-day operation of the Facility which include but are not limited to rent, taxes, utilities, supplies, etc.